UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Trulia, Inc.

(Name of Registrant as Specified In Its Charter)

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TRULIA, INC.

116 NEW MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Pacific Standard Time on Tuesday, June 3, 2014

Dear Stockholders of Trulia, Inc.:

The Annual Meeting of Stockholders of Trulia, Inc., a Delaware corporation, will be held on Tuesday, June 3, 2014, at 8:30 a.m. Pacific Daylight Time, at Trulia’s headquarters, located at 116 New Montgomery Street, San Francisco, California 94105, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors to serve until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Trulia, Inc. has fixed the close of business on April 9, 2014 as the record date for the meeting. Only stockholders of record of our common stock on April 9, 2014 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2013 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone, or mail.

We appreciate your continued support of Trulia, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Peter Flint

Chief Executive Officer

San Francisco, California

April 22, 2014

i

TRULIA, INC.

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 3, 2014, and any postponements, adjournments, or continuations thereof. The Annual Meeting will be held at Trulia’s headquarters, located at 116 New Montgomery Street, San Francisco, California 94105, on Tuesday, June 3, 2014 at 8:30 a.m. PDT. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 22, 2014 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2017 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the nominees for election as Class II directors; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 9, 2014, the record date, may vote at the Annual Meeting. As of the record date, we had 36,928,111 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 2, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Trulia, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2014 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal One: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “abstain” on each of the nominations for election as a director.

•

Proposal Two: The ratification of the appointment of Deloitte & Touche LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Deloitte & Touche LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Trulia or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2013 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2013 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Trulia only send a single copy of the proxy materials and 2013 annual report, stockholders may contact us as follows:

Trulia, Inc.

Attention: Investor Relations

116 New Montgomery Street

San Francisco, California 94105

(415) 648-4358

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 25, 2014. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Trulia, Inc.

Attention: Corporate Secretary

116 New Montgomery Street

San Francisco, California 94105

Fax: (415) 462-5178

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2015 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 6, 2015; and

•	not later than the close of business on March 8, 2015.

In the event that we hold our 2015 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2014 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Trulia at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Trulia’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Five of our directors are independent within the meaning of the listing rules of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table and accompanying disclosure sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2014.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Theresia Gouw (1)(2)(3)	II	46	Director	2005	2014	2017
Sami Inkinen	II	38	Director and Co-Founder	2005	2014	2017

Continuing Directors
Peter Flint	I	39	Co-Founder, Chairman, and Chief Executive Officer	2005	2016	—
Daniel Stephen Hafner (1)	I	44	Director	2013	2016	—
Gregory Waldorf (1)(2)(3)(4)(5)	I	45	Director	2005	2016	—
Erik Bardman (3)(4)(5)	III	47	Director	2012	2015	—
Robert Moles (4)(5)	III	59	Director	2006	2015	—

(1)	Member of the compensation committee
(2)	Member of the integration oversight committee
(3)	Member of the strategic transactions committee
(4)	Member of the audit committee
(5)	Member of the nominating and corporate governance committee

Nominees for Director

Theresia Gouw. Ms. Gouw has served as a director since December 2005. In 2014, Ms. Gouw co-founded Aspect Ventures, a venture capital firm that invests in companies leveraging data and interconnectivity to create breakthrough technologies, products and services for multi-platform, multi-device environments. From 1999 to 2014 Ms. Gouw was a general partner at Accel Partners, a venture capital firm, where she focused on software investments, with a specific interest in social commerce, vertical media, security, and consumer Internet/mobile applications. Ms. Gouw serves on the board of directors of Imperva, Inc., as well as on the boards of directors of several other software and technology companies. Ms. Gouw holds a Bachelor of Science degree from Brown University and a Master of Business Administration degree from Stanford University.

We believe that Ms. Gouw is qualified to serve as a member of our board of directors because of her experience in the software and technology industries as an investment professional and as an executive, and her experience as a director of other technology companies.

Sami Inkinen. Mr. Inkinen is our co-founder, served as our President from February 2010 to March 2012, and has served as a director since our inception in 2005. Mr. Inkinen served as our Chief Financial Officer and Chief Operating Officer from our inception until his promotion to President in February 2010. From June 2000 to November 2002, Mr. Inkinen served as Co-Founder and Vice President, Business Development of Matchem Ltd., a wireless software company, of which he was a co-founder. Mr. Inkinen also was an associate consultant with McKinsey & Company, Inc. from January 2003 to August 2003. Mr. Inkinen holds a Master of Engineering degree from the Helsinki University of Technology and a Master of Business Administration degree from Stanford University.

We believe that Mr. Inkinen is qualified to serve as a member of our board of directors because of the perspective and experience he brings as one of our former executives and a founder.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Ms. Gouw and Mr. Inkinen. Trulia expects that Ms. Gouw and Mr. Inkinen will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Erik Bardman. Mr. Bardman has served as a director since June 2012. Since May 2013, Mr. Bardman has served as the Chief Financial Officer of Roku, Inc. He served as the Chief Financial Officer and Senior Vice President Finance of Logitech International S.A. from October 2009 to April 2013. Prior to joining Logitech, Mr. Bardman served as Acting Chief Financial Officer of ZillionTV Corporation, a personalized television service, from March 2009 to September 2009. Prior to ZillionTV, Mr. Bardman served in a number of positions at eBay, Inc., over five and one half years, including Vice President and Chief Financial Officer of eBay Marketplaces from May 2005 to September 2008. Prior to eBay, Mr. Bardman served in a number of positions at General Electric Company, over the course of 15 years, including Vice President of Strategic Pricing at GE Global Consumer Finance from October 1999 to June 2003. Mr. Bardman holds a Bachelor of Arts degree from Dickinson College and is also a graduate of General Electric’s Financial Management Program.

We believe that Mr. Bardman is qualified to serve as a member of our board of directors because of his deep expertise in finance and his experience as an executive at several successful technology companies.

Peter Flint. Mr. Flint is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since our inception in June 2005. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and a Master of Business Administration degree from Stanford University.

We believe that Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and one of our founders, his perspective as one of our significant stockholders, and his extensive background as an executive of companies in the Internet industry.

Daniel Stephen Hafner. Mr. Hafner has served as a director since October 2013. He has served as the co-founder and CEO of KAYAK since January 2004. Prior to KAYAK, Mr. Hafner helped found Orbitz Inc., the online travel agency site. Previously, Mr. Hafner worked as a strategy consultant at the Boston Consulting Group. He received a Bachelor of Arts degree in economics from Dartmouth College in 1991 and a Master of Business Administration from the Kellogg School at Northwestern University in 1997.

We believe that Mr. Hafner is qualified to serve as a member of our board of directors because of his leadership experience in building a world-class team for a fast growth Internet company and extensive knowledge in e-commerce advertising and marketing.

Robert Moles. Mr. Moles has served as a director since June 2006. Mr. Moles has served as the Chairman of Intero Real Estate Services, Inc., a real estate brokerage company, since April 2004. Prior to joining Intero, Mr. Moles served as President and Chief Executive Officer of the Real Estate Franchise Group of Cendant Corporation from October 2001 to June 2004. Prior to Cendant, from March 1997 to October 2001, Mr. Moles served as President and Chief Executive Officer of Century 21 Real Estate LLC, a real estate franchise company. Mr. Moles serves on the board of directors for Heritage Bank of Commerce, Heritage Commerce Corporation, and Western Bancorp, Inc. He has served as an advisor to Santa Clara University and the University of San Diego. Mr. Moles holds a Bachelor of Science degree from Santa Clara University.

We believe that Mr. Moles is qualified to serve as a member of our board of directors because of his experience and expertise as an executive at several companies in the real estate industry and his experience as a director of other public companies.

Gregory Waldorf. Mr. Waldorf has served as a director since September 2005. Mr. Waldorf served as Chief Executive Officer of eHarmony, Inc., an online dating company, from April 2006 to January 2011. Mr. Waldorf has also served on the boards of directors of several private companies. Mr. Waldorf holds a Bachelor of Arts degree from the University of California, Los Angeles and a Master of Business Administration degree from Stanford University.

We believe that Mr. Waldorf is qualified to serve as a member of our board of directors because he brings strategic insights and operational leadership and experience as a former chief executive officer of a technology company, as well as because of the experience and perspective he has obtained in his roles as an investor in, advisor to, and board member of, numerous companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. Gouw and Messrs. Bardman, Hafner, Moles, and Waldorf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure

Mr. Flint currently serves as both Chairman of our board of directors and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Flint’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since June 2005, Mr. Flint is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Flint possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the

Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Flint’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our Chief Executive Officer, Mr. Flint, is our Chairman, our board of directors has appointed Mr. Waldorf to serve as our lead independent director. In addition, from time to time, our lead independent director, Mr. Waldorf, will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2013, the board of directors held eleven meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member, with the exception of Mr. Waldorf, who abstained from attending five nominating and corporate governance meetings at which matters pertaining to a potential conflict of interest were considered. All of our directors attended our 2013 Annual Meeting of Stockholders.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, an integration oversight committee, and a strategic transactions committee, each of which will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the board’s standing committees are independent, and each of these committees is led by a committee chair.

Audit Committee

Our audit committee consists of Messrs. Bardman, Moles, and Waldorf, with Mr. Bardman serving as Chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the New York Stock Exchange listing standards. In addition, our board of directors has determined that Mr. Bardman is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The audit committee had ten meetings in 2013. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•	reviews and monitors compliance with our code of business conduct and ethics;

•

reviews actual and potential conflicts of interest of members of our board of directors and corporate officers, and approves or prohibits any involvement of such persons in matters that may involve a conflict of interest or the taking of a corporate opportunity;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the Audit Committee Charter is available on our website at ir.trulia.com.

Compensation Committee

Our compensation committee consists of Ms. Gouw and Messrs. Hafner and Waldorf, with Mr. Waldorf serving as Chairman. The composition of our compensation committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The compensation committee had six meetings in 2013. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans; and

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the Compensation Committee Charter is available on our website at ir.trulia.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Bardman, Moles, and Waldorf, with Mr. Waldorf serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. The nominating and corporate governance committee had eight meetings in 2013. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the New York Stock Exchange. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at ir.trulia.com.

Integration Oversight Committee

Our integration oversight committee consists of Ms. Gouw and Mr. Waldorf, with Mr. Waldorf serving as Chairman. The integration oversight committee had one meeting in 2013. Our integration oversight committee, among other things, provides guidance to our management in its integration of the business (including customers, suppliers, and other business partners), personnel, and infrastructure of Market Leader with us and assists our board of directors in its oversight of such integration. The integration oversight committee operates under a written charter.

Strategic Transactions Committee

Our strategic transactions committee consists of Messrs. Bardman and Waldorf and Ms. Gouw, with Mr. Waldorf serving as Chairman. The strategic transactions committee had one meeting in 2013. Our strategic transactions committee, among other things, evaluates, negotiates, and makes recommendations to our board of directors regarding strategic transactions involving us, including, without limitation, (i) business combination transactions, (ii) an acquisition or sale of us, (iii) recapitalizations, restructurings or other similar transactions, (iv) sales, divestitures and other dispositions of businesses or assets, (v) financing transactions by and involving us, including equity and debt securities offerings, debt financings, secured transactions, and other financing arrangements, and (vi) any other strategic transactions involving us. The strategic transactions committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors, or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating and corporate governance committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules, and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the company, and evidence of the recommending stockholder’s ownership of company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the company, attention of the General Counsel or the Legal Department, at Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105. Notice must be received by us no earlier than February 6, 2015 and no later than March 8, 2015. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

Any stockholders or any other interested party wishing to communicate with the entire board of directors, the non-management directors as a group, or with any individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to our General Counsel at Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California, 94105, Attn: Legal Department. Our General Counsel or Legal Department will review all incoming stockholder or other interested party communications and, if appropriate, such communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Relations portion of our website at ir.trulia.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information concerning the compensation paid by us to each of our non-employee directors in the year ended December 31, 2013. Mr. Flint does not receive any additional compensation for his service as a director. For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Current non-employee directors:
Bardman, Erik	$19,500	$199,992	—	—	—	—	$219,492
Gouw, Theresia(4)	5,000	579,876	—	—	—	—	584,876
Hafner, Daniel Stephen(5)	—	199,985	—	—	—	—	199,985
Inkinen, Sami	—	99,996	—	—	—	—	99,996
Moles, Robert	13,500	99,996	—	—	—	—	113,496
Waldorf, Gregory(4)	27,000	2,099,992	—	—	—	—	2,126,992

(1)

In fiscal 2013, each of our non-employee directors (other than Mr. Hafner, Mr. Bardman and Mr. Waldorf) received, on June 5, 2013, a restricted stock unit award of 3,421 shares, with a grant date fair value of $99,996. Mr. Bardman and Mr. Waldorf each received, on June 5, 2013, a restricted stock unit award of 6,842 shares, with a grant date fair value of $199,992. Upon joining the board of directors in October 2013, Mr. Hafner received, on October 18, 2013, a restricted stock unit award of 4,377 shares, with a grant date fair value of $199,985.

(2)	As of December 31, 2013, the aggregate number of shares underlying stock awards and outstanding option awards for each of our non-employee directors was:

Name	Outstanding Stock Awards	Outstanding Option Awards
Bardman, Erik	6,842	18,375
Gouw, Theresia	8,565	10,500
Hafner, Steve	4,013	—
Inkinen, Sami	3,421	10,500
Moles, Robert	3,421	63,175
Waldorf, Gregory	28,272	24,500

(3)

Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014. These amounts do not necessarily correspond to the actual value that may be recognized by the director.

(4)

In connection with the acquisition of Market Leader, Inc., we established an integration oversight committee of the board of directors to assist the board of directors in its oversight of the integration of Market Leader. The integration oversight committee is chaired by Mr. Waldorf and includes Ms. Gouw as a member. For chairing and serving on the integration oversight committee, in August 2013, Mr. Waldorf and Ms. Gouw received 20,000 and 9,000 restricted stock units, respectively. In addition, for extraordinary work and special service on the integration oversight committee, our board of directors approved extraordinary effort grants of 25,000 restricted stock units to Mr. Waldorf and 2,250 restricted stock units to Ms. Gouw, as further discussed in “—Additional 2013 Restricted Stock Units Granted.”

(5)	Mr. Hafner joined the board of directors in October 2013 and joined the compensation committee in March 2014.

Stephen Hafner Letter Agreement

In connection with his appointment to our board of directors, we entered into letter agreement with Stephen Hafner, pursuant to which Mr. Hafner was granted restricted stock units having a fair market value equal to $200,000 based on the closing price of our common stock on October 18, 2013. The restricted stock units will vest in twelve equal quarterly installments over approximately a three-year period following Mr. Hafner’s appointment to the board of directors, subject to Mr. Hafner’s continued service on the board of directors on each applicable vesting date. Notwithstanding this vesting schedule, the vesting of all equity awards granted to Mr. Hafner will vest in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan, or the 2012 Plan). The restricted stock unit award is subject to the terms and conditions of the 2012 Plan and the related restricted stock unit award agreement. Furthermore, in accordance with our Outside Director Compensation Policy, Mr. Hafner is also entitled to additional cash and equity compensation for his service on the board of directors and its committees.

Outside Director Compensation Policy

On October 30, 2012, our board of directors adopted the Outside Director Compensation Policy to formalize our practices regarding cash and equity compensation to non-employee directors.

Cash Compensation

Under the Outside Director Compensation Policy, non-employee directors will receive annual cash retainers for service in the following positions:

Position	Annual Cash Retainer
Audit committee chair	$16,000
Audit committee member other than chair	10,000
Compensation committee chair	10,000
Compensation committee member other than chair	5,000
Nominating and corporate governance committee chair	7,000
Nominating and corporate governance committee member other than chair	3,500

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under the 2012 Plan, including discretionary awards not covered under the Outside Director Compensation Policy. All awards under the Outside Director Compensation Policy will be automatic and non-discretionary.

The Outside Director Compensation Policy provides that on the date of each annual meeting of stockholders following our IPO, each non-employee director will be granted an annual award of restricted stock units under the 2012 Plan having a value equal to $100,000. In addition, the lead independent director and the audit committee chair will each receive an additional annual award having a value equal to $100,000 at each annual meeting. Each annual award will fully vest on the earlier to occur of: (i) the next annual meeting following the date of grant or (ii) the anniversary of the grant date, in each case, subject to continued service as a director through the vesting date. For purposes of the Outside Director Compensation Policy, value means the per share fair market value of our common stock on a given date, multiplied by the shares subject to the annual award.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of the Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in the 2012 Plan).

Additional 2013 Restricted Stock Units Granted

In August 2013 we provided additional restricted stock awards to two of our Board members, Mr. Waldorf and Ms. Gouw, in recognition of their substantial additional time, effort, and contributions advising the Company in their capacity as board members in 2013 and in anticipation of substantial additional contributions as board members over the next year. The awards for Mr. Waldorf and Ms. Gouw are described in more detail below. In determining these additional awards, the independent members of our nominating and corporate governance committee consulted with our compensation consultant on the size and terms of these awards. For Mr. Waldorf in particular, our nominating and corporate governance committee considered the need to retain and provide incentives to Mr. Waldorf to continue serving as our Lead Independent Director, to expand his director role by serving on additional committees (total of five) and taking on additional committee chairmanships (total of four) and to continue devoting substantial time to advising the company and management in his director capacity. Our nominating and corporate governance committee then made a recommendation to our full board of directors, and our independent directors (other than Mr. Waldorf and Ms. Gouw) unanimously approved the awards for Mr. Waldorf and Ms. Gouw. In connection with the acquisition of Market Leader, we established an integration oversight committee of the board of directors to assist the board of directors in its oversight of the integration of Market Leader. The integration oversight committee was chaired by Mr. Waldorf and included Ms. Gouw as a member. For chairing and serving on the integration oversight committee Mr. Waldorf and Ms. Gouw received 20,000 and 9,000 restricted stock units, respectively. These grants for committee service vested as to 3/7 of the shares on our first quarterly vesting date after the grant date and 1/7 of the shares on each of our next four quarterly vesting dates thereafter, in each case, subject to continued service as a director through the vesting date. In addition, for extraordinary work in their capacities as directors, including, without limitation, extensive work advising the company on its financing strategies and its corporate development strategies, our board of directors approved extraordinary effort grants of 25,000 restricted stock units to Mr. Waldorf and 2,250 restricted stock units to Ms. Gouw. Mr. Waldorf’s extraordinary efforts grant vested as to 12,500 shares on our first quarterly vesting date after the grant date, and as to 1/4 of the remaining shares on each of our next four quarterly vesting dates thereafter, in each case, subject to continued service as a director through each vesting date. Ms. Gouw’s extraordinary efforts grant vested as to 100% of the shares on our first quarterly vesting date after the grant date, subject to continued service as a director through the vesting date.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Deloitte & Touche LLP (“Deloitte”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2014. During the year ended December 31, 2013, Deloitte served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Trulia and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2014. Our audit committee is submitting the selection of Deloitte to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Deloitte, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2012 and 2013.

	2012		2013
Audit Fees (1)	$1,991,785		$2,092,797
Tax Fees (2)	$30,156	(3)	$—

	$2,021,941		$2,092,797

(1)

“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2012 also consisted of professional services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering of common stock completed in September 2012. Fees for 2013 also consisted of professional services rendered in connection with our Form S-1 related to our follow-on public offering of common stock completed in March 2013, our Form S-4 filed in connection with our acquisition of Market Leader, Inc., and our Form S-8 related to the assumption of certain equity incentive plans, also in connection with our acquisition of Market Leader, Inc.

(2)	“Tax Fees” consist of professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance.
(3)	Incorrectly reported in our 2013 proxy statement as $278,215.

Auditor Independence

In 2013, there were no other professional services provided by Deloitte that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee. All fees paid to Deloitte for the year ended December 31, 2013 were pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our website at www.trulia.com. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Deloitte, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Deloitte;

•

discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the audit committee’s review and discussions with management and Deloitte, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Erik Bardman (Chair)

Robert Moles

Gregory Waldorf

EXECUTIVE OFFICERS

The following table and accompanying disclosure provides information regarding our executive officers and directors as of March 31, 2014:

Name	Age	Position
Peter Flint	39	Co-Founder, Chairman, and Chief Executive Officer
Prashant “Sean” Aggarwal	48	Chief Financial Officer
Paul Levine	43	Chief Operating Officer
Daniele Farnedi	46	Chief Technology Officer
Ian Morris	45	President, Market Leader, Inc.
Scott Darling	42	Vice President, General Counsel, and Corporate Secretary

Peter Flint. Mr. Flint is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since our inception in June 2005. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and a Master of Business Administration degree from Stanford University.

We believe that Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and one of our founders, his perspective as one of our significant stockholders, and his extensive background as an executive of companies in the Internet industry.

Prashant “Sean” Aggarwal. Mr. Aggarwal has served as our Chief Financial Officer since November 2011. Prior to joining us, Mr. Aggarwal served as Vice President of Finance and Chief Accounting Officer at PayPal, Inc., an online payments company, from June 2008 to October 2011. From March 2003 to May 2008, Mr. Aggarwal worked at eBay Inc. in various finance roles including as Vice President of Finance and Vice President of Financial Planning & Analysis. Prior to eBay, Mr. Aggarwal served as Director of Finance at Amazon.com, Inc. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Mr. Aggarwal holds a Bachelor of Arts degree from the College of Wooster and a Master of Management degree from Northwestern University’s Kellogg School of Management.

Paul Levine. Mr. Levine has served as our Chief Operating Officer since February 2011. Prior to joining us, Mr. Levine served as President of Digital at Current Media LLC, a broadcast media company, from February 2009 to February 2011. Prior to Current Media, Mr. Levine was Vice President of Marketing at AdBrite, Inc., an online advertising network, from August 2007 to October 2008. Prior to AdBrite, Mr. Levine served as Vice President and General Manager of Local at Yahoo! Inc., from April 2003 to July 2007. Mr. Levine has also held management positions at E*TRADE Financial Services Corporation. Mr. Levine earned his Bachelor of Arts degree from Amherst College and a Master of Business Administration degree from Stanford University.

Daniele Farnedi. Mr. Farnedi has served as our Chief Technology Officer since March 2013. Prior to serving as Chief Technology Officer, Mr. Farnedi served as our Vice President, Engineering since January 2007. Prior to joining us, Mr. Farnedi served as Director of Technology at Shopping.com, Inc., a price comparison company that was acquired by eBay, from October 2004 to January 2007. Prior to Shopping.com, Mr. Farnedi served as Director of Software Engineering at Looksmart, Ltd., from May 2000 to October 2004. Prior to Looksmart, Mr. Farnedi served as a Data Architect for Barclays Global Investors, a division of Barclays PLC, from April 1998 to May 2000, and as a Senior Software Engineer at Assyst GmbH, a leading computer-aided design software development company, from September 1995 to February 1998. Mr. Farnedi holds a Laurea degree in Electrical Engineering from the University of Bologna.

Ian Morris. Mr. Morris has served as President of Market Leader, Inc., a wholly owned subsidiary of Trulia, since August 2013. Prior to Trulia’s acquisition of Market Leader, Mr. Morris served as Market Leader’s Chief Executive Officer since June 2003 and a director since April 2004. Mr. Morris joined Market Leader in June 2002 as Executive Vice President of Marketing and Business Development and served as Market Leader’s Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager, and General Manager. Mr. Morris holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Science degree from Bryant College.

Scott Darling. Mr. Darling has served as our Vice President, General Counsel, and Corporate Secretary since October 2011. Prior to joining us, Mr. Darling served as Vice President, General Counsel, and Corporate Secretary at Imperva, Inc., from September 2010 until June 2011. Prior to Imperva, Mr. Darling served as Senior Attorney for Microsoft Corporation from May 2008 to September 2010 following the acquisition by Microsoft of Danger, Inc., a mobile software-as-a-service company. Mr. Darling served as Danger’s Vice President, General Counsel, and Corporate Secretary from November 2004 to April 2008, and as Senior Corporate Counsel from September 2002 to October 2004. Mr. Darling started his career as an attorney at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a Bachelor of Arts degree from Yale University and a Juris Doctor degree from the University of Michigan.

Each executive officer serves at the discretion of our board of directors and holds office until his successor is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Overview

The following discussion and analysis of the compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs summarized in this discussion.

The compensation provided to our named executive officers for 2013 is detailed in the 2013 Summary Compensation Table and accompanying footnotes and narrative. This section explains our executive compensation philosophy and objectives, our compensation-setting process, and the elements of our compensation program.

Our named executive officers in 2013 were:

•	Peter Flint, our Chief Executive Officer, or CEO, and co-founder;

•	Prashant “Sean” Aggarwal, our Chief Financial Officer, or CFO;

•	Paul Levine, our Chief Operating Officer, or COO;

•	Daniele Farnedi, our Chief Technology Officer; and

•	Ian Morris, our President of Market Leader.

Mr. Morris joined us in August 2013 following the closing of our acquisition of Market Leader.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a compensation program that attracts and retains our executive officers, including our named executive officers, and motivates them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We strive to provide compensation packages to our executive officers that are competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract, motivate and retain qualified executives to support growth expectations;

•	provide total direct compensation, consisting of salary and short-term and long-term incentive awards, that are competitive with the market while remaining internally equitable and fair;

•	ensure our executive compensation program and actual payouts are aligned with financial performance and strategic business goals;

•	ensure a substantial portion of each executive’s total compensation is at-risk and varies based on company and individual performance; and

•	align the executive compensation program with both short-term and long-term stockholder interests.

Compensation-Setting Process

Role of the Board of Directors and Compensation Committee

The initial compensation arrangements with our executive officers, including the named executive officers, were determined in negotiations with each individual executive when he joined us. Historically, our board of directors or our CEO has been responsible for negotiating these arrangements.

In February 2012, we established a compensation committee of our board of directors that oversees our executive compensation program and approves the compensation of our CEO and our executive officers. Our compensation committee determined the base salary, incentive compensation opportunity, and the equity awards provided to our named executive officers for the 2013 performance period. Going forward, our compensation committee will continue to be responsible for annually reviewing and approving compensatory arrangements for our named executive officers and will act as administrator of our equity compensation plans. See the summary description of our compensation committee’s composition and charter in the section titled “Board of Directors and Corporate Governance—Board Meetings and Committees—Compensation Committee.”

Role of Senior Management

Our CEO makes recommendations to our compensation committee with respect to our other named executive officers. Our CEO reviewed the performance of the other named executive officers and consulted with our compensation committee on a formal and an informal basis on his conclusions and recommendations as to their compensation, including base salary adjustments and cash bonus payouts. Our CEO advised our compensation committee on recommended equity awards to the other named executive officers, and those recommendations were subject to formal approval by our compensation committee.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors in connection with the establishment of our compensation programs and related policies.

In October 2012, our compensation committee retained Radford, a national compensation consulting firm, to provide it with information, recommendations and other advice relating to a peer group evaluation and executive compensation review. In November 2012, our compensation committee approved the following peer group for use in benchmarking and evaluating our executives’ compensation: Bazaarvoice, Blue Nile, Brightcove, Dice Holdings, eHealth, Ellie Mae, Eloqua, Epocrates, Jive Software, Liveperson, LogMeIn, Market Leader, Move Inc., OpenTable, Spark Networks, Tangoe, TechTarget, Vocus, XO Group, Yelp, and Zillow. With respect to the 2013 compensatory decisions, our compensation committee used the peer group for a general understanding of market compensation practices and our positioning within the peer group with respect to each element of our compensation program, but our compensation committee did not specifically benchmark certain targets in the peer group for 2013 executive compensation decisions.

Also, in 2013, Radford advised our compensation committee on our pay-for-performance equity strategy described below.

In 2013, our compensation committee retained Compensia, a national compensation consulting firm. Compensia provided a competitive assessment of our 2013 executive compensation program and provided a framework and peer group for 2014 executive compensation decisions. The competitive assessment for 2013 and the peer group developed for 2014 by Compensia did not factor into 2013 executive compensation decisions.

With respect to our compensation consultants, in 2013, the compensation committee considered and assessed all relevant factors, that could give rise to a potential conflict of interest with respect to the work of Radford and Compensia. Based on this review, our compensation committee did not believe that there was any conflict of interest raised by work performed by each of Radford and Compensia.

As we continue to become established as a publicly traded company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve as will our process for establishing executive compensation. In the future, our compensation committee may continue to retain Compensia or another compensation consultant to advise us regarding our executive compensation program to ensure that it remains properly aligned with our ongoing business strategy and that the pay mix and levels are competitive with current market practices.

Say on Pay

At our Annual Meeting of Stockholders held on June 5, 2013, we held a stockholder advisory vote on the 2012 compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved our 2012 named executive officer compensation with over 99% of the shares voted in favor of this proposal. We believe that the outcome of our say-on-pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to retain and motivate our named executive officers. However, even though stockholders demonstrated overwhelming support for our compensation approach in 2013, the compensation committee annually reevaluates our compensation practices to determine how they might be improved.

Elements of Executive Compensation

Our compensation program for our named executive officers in 2013 reflects our stage of development as a recent publicly traded company. As a private company, we had emphasized the use of equity in the form of stock options to incentivize our named executive officers to focus on our growth and create sustainable long-term stockholder value. Our founders were initially incentivized through restricted stock. After our IPO, we introduced restricted stock units as a form of equity compensation to our named executive officers. In 2013, we introduced performance-based restricted stock units to our named executive officers to emphasize a pay-for-performance approach. We believe that equity awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of a base salary and an annual cash incentive award opportunity at levels that we believe are competitive for our stage of development and industry. Our annual cash incentive award opportunities generally focus on the achievement of specific near-term financial and strategic objectives and individual key performance objectives that will further our longer-term growth objectives. In addition, in order to attract and induce potential executive officers to leave their existing employment, we occasionally provide for a sign-on bonus. In the case of the recruitment of our CFO, we also offered certain relocation benefits.

Base Salaries

Base salaries provide our named executive officers with a fixed amount of consistent compensation and are an important motivating factor in attracting and retaining these individuals. We do not apply specific formulas to determine adjustments to base salary. In 2013, our compensation committee was responsible for reviewing and approving base salaries for our named executive officers. For our CEO, our compensation committee considered the scope of our CEO’s performance, individual contributions, responsibilities, experience, and prior base salary level. For Mr. Morris, who joined us upon our acquisition of Market Leader, his base salary was carried over from his existing arrangement with Market Leader as a result of an arm’s-length negotiation to incentivize Mr. Morris to continue with us on and following the acquisition. For our other continuing named executive officers, our CEO reviewed and recommended adjustments of base salary to our compensation committee, taking into consideration the scope of the named executive officer’s performance, individual contributions, responsibilities, experience, prior base salary level, and peer group market data.

In March 2013, our compensation committee approved base salary increases for our named executive officers (other than Mr. Morris who was not employed with us at that point) as set forth below. In making this adjustment, our compensation committee considered the subjective factors described above, the peer group analysis performed by Radford, as well as the contributions expected from, and responsibilities of, each named executive officer as we continue to grow as a publicly traded company.

Named Executive Officer	Base Salary at End of 2013	Base Salary Increase in 2013
Peter Flint	$350,000	$65,000
Prashant Aggarwal	300,000	40,000
Paul Levine	300,000	30,000
Daniele Farnedi	260,000	34,500

In connection with the acquisition of Market Leader, we assumed Mr. Morris’s employment agreement with Market Leader and continued his base salary rate of $388,000 annually for the remainder of 2013.

Annual Incentive Compensation

In establishing our annual incentive compensation plan, our objective is to provide cash awards linked to company and individual performance, remain competitive in the marketplace and drive performance toward company goals. Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level. In setting these objectives, we identify the financial and operational results required to successfully grow the business, while also recognizing that internal and external factors may hinder this progress. As such, these objectives are intended to be challenging to achieve but within reach. Our annual incentive compensation plan for named executive officers is a component of the SMT Bonus Plan, which is summarized and described in the section titled “—Employee Benefit and Stock Plans” below.

2013 SMT Bonus Plan

Our named executive officers (other than Mr. Morris) participate in a 2013 component of the SMT Bonus Plan, or the 2013 SMT Bonus Plan. For 2013, our compensation committee determined that the appropriate performance period would be annual because our compensation committee believed a full annual period reflected the best means for evaluating and rewarding performance. Our compensation committee selected revenue and (adjusted) EBITDA as the corporate performance goals because these represented key objectives for us in 2013. Consistent with our incentive compensation philosophy, our compensation committee set targets for these key objectives to be challenging but reachable with exemplary corporate performance.

Our compensation committee determined the relative weighting between corporate and individual performance based on the role of the executive officer within the company. The percentage breakdown between corporate goals and individual goals was 90% corporate / 10% individual for each named executive officer that participated in the plan.

Our CEO reviews the individual objectives for, and achievements of, the named executive officers (other than himself) because he is best suited to evaluate his direct reports and then makes recommendations to our compensation committee for final approval. Our compensation committee reviews the individual objectives for, and achievements of, our CEO.

For 2013, corporate and individual achievement were each capped at 200% because our compensation committee wanted to continue incentivizing our named executive officers to exceed the performance goals, while maintaining cost certainty with respect to incentive compensation. In addition to the annual bonus plan, our compensation committee approved a discretionary overachievement pool of potentially $500,000 or $1,000,000 if we exceeded both of our 2013 corporate goals beyond a certain level. Individual allocations under this discretionary overachievement pool to any eligible employee in our 2013 bonus plan would be recommended by our CEO, subject to approval by our compensation committee.

Payments under our SMT Bonus Plan may be made in cash or cash equivalents at the discretion of our compensation committee.

Incentive Targets under the 2013 SMT Bonus Plan

For 2013, our annual cash incentive award opportunities were designed to reward our named executive officers based on our performance and the individual named executive officer’s contribution to that performance. The target award opportunity for our CEO was established by our compensation committee. The 2013 target award opportunities were as follows:

Named Executive Officer	Target Award Opportunity
Peter Flint	$200,000
Prashant Aggarwal	100,000
Paul Levine	100,000
Daniele Farnedi	50,000

Incentive Payments under the 2013 SMT Bonus Plan

For 2013, we surpassed our target corporate goals based on $122 million revenue and 12% adjusted EBIDTA percentage (determined prior to payment of bonuses). Consequently, we paid our executives 150% of their target awards for the corporate performance portion of their award. The corporate performance excluded the effect of inorganic activity, such as the acquisition of Market Leader.

In accordance with applicable corporate and individual achievement levels, our compensation committee determined payouts as follows:

Named Executive Officer	Actual Award Payment
Peter Flint	$310,000
Prashant Aggarwal	155,000
Paul Levine	155,000
Daniele Farnedi	72,500

With respect to the form of payment, our compensation committee exercised its discretion to payout the 2013 SMT Bonus Plan amounts in the form of fully vested restricted stock units. The cash value of the actual award payment was divided by our closing price on February 14, 2014 (the day following the release of our earnings for the fourth quarter of 2013). The restricted stock units were settled and paid shortly thereafter.

Market Leader Bonus Plan

Ian Morris was a participant in Market Leader’s annual bonus plan. Mr. Morris had an annual target incentive in the Market Leader bonus plan of $232,800. In connection with the acquisition of Market Leader, we assumed Market Leader’s bonus plan, which provided for payments based solely on Market Leader’s corporate performance. Our compensation committee determined that the Market Leader bonus plan achieved its corporate goals at a 37.5% level, and Mr. Morris received an annual bonus payment for 2013 equal to $87,300.

Equity-Based Incentive Compensation

We use stock options to attract, motivate, and incentivize the executive talent necessary to accomplish our business objectives while also providing a significant long-term interest in our success by rewarding the creation of stockholder value. Vesting for stock options is based on continued employment with us, generally over four years, thereby also encouraging the retention of our executive officers. Also following our IPO, we started granting restricted stock units to provide for certain equity incentives regardless of fluctuations in our stock price. In 2013, we introduced restricted stock units with performance-based vesting as part of our pay-for-performance equity strategy.

Historically, we have not applied a formula to determine the size of individual stock options granted to our named executive officers. Instead, our board of directors or our compensation committee has generally determined the size of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position and the size, value, and vesting status of existing equity awards. Based upon these factors, our board of directors or our compensation committee sets the size of each equity award at a level it considers appropriate to create a meaningful incentive.

2013 Focal Awards

In March 2013, our compensation committee approved equity awards for our named executive officers (other than Mr. Morris) in an aggregate amount of 286,875 shares subject to stock options and 61,875 restricted stock units. The following table summarizes the individual equity awards granted to each named executive officer on March 5, 2013:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Options Granted in 2013	Number of Shares of Common Stock Underlying Restricted Stock Units Granted in 2013
Peter Flint	225,000	—
Prashant Aggarwal	33,750	33,750
Paul Levine	15,000	15,000
Daniele Farnedi	13,125	13,125

In determining the 2013 focal awards, our compensation committee considered the relative vesting of each named executive officer, the intrinsic value of unvested equity holdings, peer group data provided by Radford, performance for the previous year, and anticipated future contributions to the company.

2013 Pay-for-Performance Equity Strategy

The acquisition of Market Leader provided a unique opportunity for us to adopt a challenging new pay-for-performance equity compensation strategy. The concept of the strategy was to challenge, focus, and align the critical executives of the combined company to take advantage of the synergies and enhanced revenue opportunities of the combined business. The grants were targeted to those executives, including our named executive officers, that would play a critical role realizing these synergies and, therefore, driving the success of the combined business. Because the legacy Market Leader business will play a crucial role in the combined company, the only way to effectively implement this compensation strategy is to include the Market Leader executives who are critical to the combined company. Our compensation committee determined that an appropriate post-transaction milestone for this pay-for-performance strategy would be to increase stockholder value by 50% from our per share value prior to the announcement of the Market Leader acquisition. This milestone has to be achieved during a certain 18-month period following the anniversary of the transaction in order for executives to benefit from these grants. If, and only if, those executives are able to drive us to reach the high performance hurdle and achieve this significant stockholder value creation, then such executives would be significantly rewarded. This aligns with our compensation philosophy: superior performance is rewarded with superior pay. By providing all critical executives with the same timeline and incentive focus, the interests of executives and stockholders can be uniquely aligned.

The pay-for-performance grants were intended to replace any 2013 or 2014 discretionary focal grants for Mr. Morris and any 2014 discretionary focal grants for the other named executive officers. As a result, a pure pay-for-performance strategy could be incredibly risky for executives if the performance target is not achieved. Accordingly, for Mr. Farnedi, 1/4 of the total award vests solely time-based over 24 months. With respect to Messrs. Flint, Aggarwal, Levine and Morris, a portion of the performance-based restricted stock units will be eligible to vest if the performance target is not achieved following the expiration of the achievement window, subject to continued service with us for approximately 24 months following the expiration of the achievement window. A limited baseline of time-based vesting provides some minimum downside protection in the future if the aggressive performance targets are not achieved.

We acknowledged that a focused targeting of a short-term performance goal can lead to risk in the financial reporting process. Accordingly, our compensation committee is required to certify that no fraud or intentional misconduct related to financial reporting may have contributed to the achievement of the performance milestone. Further, if our financial statements are subsequently restated as a result of fraud or intentional misconduct, our compensation committee reserves the right to claw-back and/or cancel the future settlement of the performance equity awards.

The following table summarizes the 2013 pay-for-performance awards:

Named Executive Officer	Time-Based RSUs	Performance-Based RSUs
Peter Flint	—	300,000
Prashant Aggarwal	—	250,000
Paul Levine	—	250,000
Daniele Farnedi	7,500	22,500
Ian Morris	—	300,000

Retention Equity Awards for Ian Morris

Upon the acquisition of Market Leader, Mr. Morris received 50% single-trigger acceleration of his equity awards under his existing arrangements with Market Leader. To incentivize Mr. Morris to continue employment with us following the acquisition, we provided Mr. Morris with a retention stock option to purchase 125,000 shares and retention restricted stock units covering 175,000 shares. This was based on an arm’s-length negotiation of a post-acquisition employment agreement addendum, which is summarized and described in the section titled “—Executive Confirmatory Employment Letter and Offer Letter Agreements” below.

Retirement and Other Benefits

Our named executive officers receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. These benefits include medical, dental, and vision benefits; health savings accounts; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance. In addition, to promote preventative health measures, we provide all of our employees with the ability to reimburse a portion of their gym membership fees.

Our named executive officers (other than Mr. Morris) are eligible to participate in our 401(k) retirement savings plan on the same basis as other employees. We may make discretionary contributions to the plan in any year, subject to certain limits. In 2013, we made matching contributions under our 401(k) retirement savings plan to all eligible participants. Mr. Morris is eligible to participate in Market Leader’s 401(k) retirement savings plan which we assumed in the Market Leader acquisition. In 2013, there were no matching contributions made to Mr. Morris under the Market Leader 401(k) plan.

Generally, we have not provided perquisites or other personal benefits to our named executive officers, other than those offered to our other salaried employees. However, in 2013, we provided our CFO, on a tax-neutral basis, with an apartment in San Francisco for his use so long as Mr. Aggarwal is required to work in San Francisco. This is done because our CFO’s residence is more than 50 miles from our offices in San Francisco. At the time of his hiring in 2011, we believed that without providing this benefit, we would not have been able to induce Mr. Aggarwal to join us and we continued this benefit in 2013. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Certain Arrangements with Executive Officers

In August 2012, we entered into confirmatory employment letter agreements with Messrs. Flint and Farnedi that confirmed the terms of their employment with us. In addition, the initial terms and conditions of employment for Messrs. Aggarwal and Levine are set forth in written offer letter agreements. Each of the agreements with our named executive officers was negotiated on our behalf by our CEO, who consulted with our board of directors, except for our confirmatory employment letter agreement with Mr. Flint, which was negotiated on our behalf by our compensation committee. We believe that the confirmatory employment letter and offer letter agreements were necessary to induce these individuals to forego other opportunities or, in the case of the offer letter agreements, to leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization.

In connection with the acquisition of Market Leader, we assumed Mr. Morris’s employment agreement with Market Leader and negotiated an addendum to that agreement.

For a summary of the material terms and conditions of these executive offer letter agreements, see “—Executive Confirmatory Employment Letter and Offer Letter Agreements.”

Severance and Change in Control Arrangements

The confirmatory employment letter and offer letter agreements and/or equity award agreements entered into with certain of our named executive officers provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of certain qualifying terminations of employment or a transaction that could result in a change in control of our company. The terms of these agreements were determined after review by our board of directors of our retention goals for each named executive officer. For a summary of the potential payments due upon severance or change in control, see the section titled “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

At this time, our compensation committee has not adopted stock ownership guidelines with respect to our named executive officers, although it may consider doing so in the future. In connection with our IPO, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our compensation committee intends to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Our pay-for-performance equity awards granted in 2013 provide that if our financial statements are subsequently restated as a result of fraud or intentional misconduct, our compensation committee reserves the right to claw-back and/or cancel the future settlement of the performance equity awards.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

Under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of the IPO will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs. Our 2012 Plan has been designed to permit (but not require) our compensation committee to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m). We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers under the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Internal Revenue Code during 2013, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, formerly known as SFAS 123(R), for our equity-based awards. ASC Topic 718 requires companies to measure the compensation expense for all equity-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their equity-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the section captioned “Executive Compensation,” included in this proxy statement, with management and, based on such review and discussion, the compensation committee has recommended to our board of directors that this “Executive Compensation” section be included in this proxy statement for our annual meeting of stockholders.

Submitted by the compensation committee of the board of directors:

Gregory Waldorf (Chair)

Theresia Gouw

Daniel Stephen Hafner

2013 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer or principal financial officer at any time during 2013, and our three other named executive officers who were serving as executive officers as of December 31, 2013. These individuals were our named executive officers for 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation($)		All Other Compensation ($)(2)		Total ($)
Flint, Peter	2013	$351,314		$—	$6,270,600	$2,841,390	$310,000	(3)	$—		$9,773,304
Chief Executive Officer	2012	278,917		—	—	—	—		—		278,917
	2011	241,667		—	—	674,654	—		—		916,321

Aggarwal, Prashant	2013	302,436		—	5,899,188	426,209	155,000	(3)	100,539	(4)	6,883,372
Chief Financial Officer	2012	256,000		—	—	—	—		87,489		343,489
	2011	37,500		50,000	—	664,780	14,247		6,207		772,734

Levine, Paul	2013	303,269		—	5,394,250	189,426	155,000	(3)	8,400		6,050,345
Chief Operating Officer	2012	264,180		—	—	—	—		6,933		271,113
	2011	220,673		—	—	1,171,840	48,219		5,833		1,446,565

Farnedi, Daniele	2013	262,118		—	998,156	165,748	72,500	(3)	7,208		1,505,730
Chief Technology Officer	2012	220,323		—	—	131,328	—		6,106		357,757
	2011	200,833		—	—	116,626	23,000		6,662		347,121

Morris, Ian*
President, Market Leader, Inc.	2013	124,857	(5)	—	17,136,450	2,488,663	87,300	(6)	—		19,837,270

*	Mr. Morris joined the company in August 2013 following the closing of our acquisition of Market Leader.
(1)

The amounts reported represent the aggregate grant-date fair value of equity awards to the named executive officer in 2013, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014.

(2)

Unless otherwise described in the footnotes below, the amounts reported for 2013 represent the amount of the matching contributions made by us to the named executive officer’s account under our 401(k) plan.

(3)

The amounts reported represent performance-based awards earned by each named executive officer based on the achievement of certain of our company and individual management goals and the individual’s target incentive compensation amount. The material terms of the incentive compensation awards are described in the section titled “—Elements of Executive Compensation—Annual Incentive Compensation.” The amounts reported were paid in cash equivalents in the form of fully-vested restricted stock units. The amounts were paid in February 2014.

(4)

Of the amount reported, $99,672.09 represents costs incurred by and reimbursed to Mr. Aggarwal in 2013 for housing costs in San Francisco as further discussed in “—Executive Confirmatory Employment Letter and Offer Letter Agreements— Prashant “Sean” Aggarwal.”

(5)	The amounts reported represent salary earned for us after the acquisition of Market Leader. Inclusive of time at Market Leader, Mr. Morris received $386,417 in salary for 2013.
(6)	The amounts reported represent amounts represent amounts under the Market Leader Bonus Plan as described in the section titled “—Elements of Executive Compensation—Annual Incentive Compensation.”

Grants of Plan-Based Awards 2013

The following table presents information regarding grants of plan-based awards made to our named executive officers during fiscal 2013 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value/ Incremental Fair Value (4)	Grant Date Fair Value of Stock and Option Awards
		Target	Maximum	Threshold	Target	Maximum
Flint, Peter	—	$200,000	$400,000
	3/5/13								225,000	$26.93	$12.6284	$2,841,390
	5/29/13			240,000	240,000	240,000				$—	$18.5500	$4,452,000
	5/29/13						60,000	(2)		$—	$30.3100	$1,818,600
Aggarwal, Prashant	—	$100,000	$200,000
	3/5/13								33,750	$26.93	$12.6284	$426,209
	3/5/13						33,750			$—	$26.9300	$908,888
	5/29/13			220,000	220,000	220,000				$—	$18.5500	$4,081,000
	5/29/13						30,000	(2)		$—	$30.3100	$909,300
Levine, Paul	—	$100,000	$200,000
	3/5/13								15,000	$26.93	$12.6284	$189,426
	3/5/13						15,000			$—	$26.9300	$403,950
	5/29/13			220,000	220,000	220,000				$—	$18.5500	$4,081,000
	5/29/13						30,000	(2)		$—	$30.3100	$909,300
Farnedi, Daniele	—	$50,000	$100,000
	3/5/13						13,125			$—	$26.9300	$353,456
	3/5/13								13,125	$26.93	$12.6284	$165,748
	5/29/13			22,500	22,500	22,500				$—	$18.5500	$417,375
	5/29/13						7,500	(2)		$—	$30.3100	$227,325
Morris, Ian	8/29/13						175,000			$—	$41.6700	$7,292,250
	8/29/13								125,000	$41.67	$19.9093	$2,488,663
	8/29/13			270,000	270,000	270,000				$—	$31.8300	$8,594,100
	8/29/13						30,000	(2)		$—	$41.6700	$1,250,100

(1)	The amounts to all named executive officers other than Mr. Morris represent performance-based amounts payable under our 2013 SMT Bonus Plan. Payments under this plan are not subject to a minimum payment requirement but are subject to a maximum payment at 200% of the target amount. The material terms of the awards are discussed in the section titled “Elements of Executive Compensation—Annual Incentive Compensation.” The value of the amounts earned for fiscal 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The amounts reported in the “Summary Compensation Table” were paid in February 2014 in cash equivalents in the form of fully-vested restricted stock units. Each named executive officer other than Mr. Morris received the following number of fully-vested restricted stock units: (i) Peter Flint, 10,012; (ii) Prashant Aggarwal, 5,171; (iii) Paul Levine, 5,171; and (iv) Daniele Farnedi, 2,419.
(2)	Reflects future payouts under performance-based restricted stock unit grants under the 2012 Plan, as described in “— 2013 Pay-for-Performance Equity Strategy.” For Mr. Farnedi, 1/4 of the total award vests solely time-based over 24 months. With respect to Messrs. Flint, Aggarwal, Levine, and Morris, a portion of the performance-based restricted stock units will be eligible to vest if the performance target was not achieved following the expiration of the achievement window, subject to continued service with us for approximately 24 months following the expiration of the achievement window.

(3)	The exercise price is set at the fair market value per share of our common stock on the grant date. For a discussion of our methodology for determining the fair value of our common stock, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014.
(4)	The amounts reported represent the aggregate grant-date fair value of the equity awards to the named executive officer in 2013, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of 2013:

Name	Grant Date	Option Awards (1)					Stock Awards (2)
		Number of Securities Underlying Unexercised Options: Exercisable		Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Flint, Peter	02/08/2011	327,804	(4)	—	$4.29	2/7/21
	03/05/2013	46,875	(5)	178,125	$26.93	3/4/23
	05/29/2013						60,000	(6)	$2,116,200
	05/29/2013									240,000	(7)	$8,464,800
Aggarwal, Prashant	11/09/2011	146,772	(8)(9)	—	$5.55	11/8/21
	03/05/2013	7,031	(5)	26,719	$26.93	3/4/23
	03/05/2013						27,421		$967,139
	05/29/2013						30,000	(6)	$1,058,100
	05/29/2013									220,000	(7)	$7,759,400
Levine, Paul	05/11/2011	124,677		156,264	$4.29	5/10/21
	03/05/2013	3,125	(5)	11,875	$26.93	3/4/23
	03/05/2013						12,187		$429,835
	05/29/2013						30,000	(6)	$1,058,100
	05/29/2013									220,000	(7)	$7,759,400
Farnedi, Daniele	01/31/2007	112,254		—	$0.15	1/30/2017
	02/08/2011	41,318	(4)	15,348	$4.29	2/7/2021
	07/27/2012	5,554		11,112	$16.53	7/26/2022
	03/05/2013	2,734	(5)	10,391	$26.93	3/4/2023
	03/05/2013						10,663		$376,084
	05/29/2013						7,500	(10)	$264,525
	05/29/2013									22,500	(7)	$793,575
Morris, Ian	08/30/2005	43,450	(11)	—	$45.68	08/29/2015
	09/23/2010	4,525	(11)	6,791	$6.94	9/22/2020
	10/06/2011	2,036	(12)	14,258	$7.81	10/05/2016
	06/14/2012	2,036	(12)	14,258	$16.09	6/13/2022
	08/29/2013	10,416	(9)	114,584	$41.67	8/28/2023
	08/29/2013						164,063		$5,786,502
	08/29/2013						30,000	(6)	$1,058,100
	08/29/2013									270,000	(7)	$9,522,900

(1)

Each stock option granted prior to December 31, 2012 was granted pursuant to our 2005 Plan, and each stock option granted after December 31, 2012 was granted pursuant to our 2012 Plan. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable. Unless otherwise described in the footnotes below, the shares of common stock subject to such stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.
(2)

Each restricted stock unit was granted pursuant to our 2012 Plan. Unless otherwise described in the footnotes below, the restricted stock units vest over a four-year period, with 12.5% of the shares vesting upon the first quarterly vesting period to occur on or after six months of service measured from the vesting commencement date, and the balance will vest in 14 successive equal quarterly installments upon the completion of each additional quarter of service thereafter.

(3)

Market value of shares or units of stock that have not vested is computed by multiplying (i) $35.27, the closing price on the New York Stock Exchange of our common stock on December 31, 2013, the last trading day of fiscal 2013, by (ii) the number of shares or units of stock.

(4)

These stock options were granted to Messrs. Flint and Farnedi on February 8, 2011. The options are fully vested as to Mr. Flint. As to Mr. Farnedi, the shares of common stock subject to the stock option will vest in 48 successive equal monthly installments upon the completion of each month of service measured from January 18, 2011, the vesting commencement date.

(5)

The shares of common stock subject to such stock options will vest over a four-year period, with 1/48 of the shares to vest upon completion of each month of service measured from the vesting commencement date of February 1, 2013.

(6)

A portion of the performance-based restricted stock units granted in May 2013 will be eligible to vest if the performance target is not achieved following the expiration of the achievement window, as follows: (i) Peter Flint 60,000, (ii) Prashant Aggarwal 30,000, (iii) Paul Levine 30,000, and (iv) Ian Morris 30,000 (each, a “Remainder RSU”). The Remainder RSUs will vest over a 24-month period in eight equal quarterly installments following the end of the achievement window, subject to continued service through each such date.

(7)

The performance-based restricted stock units granted in May 2013 are subject to the attainment of a company performance milestone as well as a continued service requirement after the milestone is achieved. After achievement of the performance milestone, the performance-based restricted stock units will vest as to 1/6th of the restricted stock units on the company’s first quarterly vesting date that is after the date of the achievement of the performance milestone during the achievement window, subject to the holder’s continued service through such date. On each of the next five company quarterly vesting dates thereafter, 1/6th of the number of RSUs granted will vest, subject to the holder’s continued service through each such date.

(8)

The stock option granted to Mr. Aggarwal was immediately exercisable at grant for any or all of the shares subject thereto. However, any unvested shares purchased under such option will be subject to repurchase by us, at the lower of the original price paid per share or the current fair market value per share, should he cease to provide services to us prior to vesting in those shares. As of December 31, 2013, 115,850 shares subject to Mr. Aggarwal’s option remain unvested.

(9)	The shares of common stock subject to this stock option will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.
(10)

The restricted stock units are subject to 24-months vesting and shall vest as to 50% of the number restricted stock units granted on the company’s first quarterly vesting date that is after the one-year anniversary of August 20, 2013, subject to continued service through such date. On each of the next four company quarterly vesting dates, 1/8th of the number of restricted stock units granted shall vest, subject to continued service through each such date.

(11)	The shares of common stock subject to this stock option will vest as to 6.25% at the end of each quarter following the grant date.
(12)	The shares of common stock subject to this stock appreciation right will vest as to 6.25% at the end of each quarter following the grant date.

2013 Option Exercises and Stock Vested

The following table presents information concerning the exercise of options and vesting of stock awards during 2013 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(2)(3)
Flint, Peter	—	—	10,012	$309,972
Aggarwal, Prashant	95,000	$3,675,550	11,500	$433,828
Levine, Paul	206,619	$6,116,917	7,984	$278,913
Farnedi, Daniele	20,000	$666,388	4,881	$180,971
Morris, Ian	315,287	$10,403,815	10,937	$413,965

(1)	Reflects the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)

The amounts reported (except for Mr. Morris) include performance-based awards earned by each named executive officer under our 2013 SMT Bonus Plan based on the achievement of certain of our company and individual management goals and the individual’s target incentive compensation amount. The material terms of the incentive compensation awards are described in the section titled “—Elements of Executive Compensation—Annual Incentive Compensation.” Incentives earned under our 2013 SMT Bonus Plan were paid in cash equivalents, in the form of fully vested restricted stock units. Shares were determined based on the value of the cash incentive earned, divided by our market price on February 14, 2014.

(3)	Reflects the market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during 2013.

Executive Confirmatory Employment Letter and Offer Letter Agreements

Peter Flint

We entered into a confirmatory employment letter agreement with Mr. Flint, our CEO, in August 2012. The confirmatory employment letter agreement has no specific term and constitutes at-will employment.

Prashant “Sean” Aggarwal

We entered into an offer letter agreement with Mr. Aggarwal, our CFO, in October 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Aggarwal was provided with a $50,000 sign-on bonus payable within 30 days of his joining us. Mr. Aggarwal’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Aggarwal will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award. Also, we reimburse Mr. Aggarwal for an apartment in San Francisco on a tax-neutral basis so long as Mr. Aggarwal is required to work in San Francisco.

Paul Levine

We entered into an offer letter agreement with Mr. Levine, our COO, in February 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Levine’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Levine will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award.

Daniele Farnedi

We entered into a confirmatory employment letter agreement with Mr. Farnedi, our Chief Technology Officer, in August 2012. The confirmatory employment letter agreement has no specific term and constitutes at-will employment. Mr. Farnedi’s confirmatory employment letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Farnedi will be entitled to accelerated vesting in 50% of the then-unvested shares subject to the stock option granted to Mr. Farnedi in February 2011 and July 2012.

Definitions of Terms

For purposes of the offer letter agreements of Messrs. Aggarwal and Levine, and confirmatory employment letter agreement with Mr. Farnedi, “cause” means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by our board of directors, whose determination shall be conclusive and binding.

For purposes of the offer letter agreements of Messrs. Aggarwal and Levine, and the confirmatory employment letter agreement with Mr. Farnedi, “good reason” means:

•	A reduction in base compensation of greater than 25% due to a change in control;

•	The executive is subjected to discrimination, harassment or abuse as a result of race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; or

•	Upon our or our successor’s request, the executive refuses to relocate to a facility or location outside the San Francisco Bay Area.

Ian Morris

Mr. Morris entered into an employment agreement with Market Leader in May 2004 that we assumed in connection with the acquisition of Market Leader. We entered into an addendum to Mr. Morris’s employment agreement in May 2013. Mr. Morris’s employment agreement, which includes the addendum, has no specific term and constitutes at-will employment. Under his employment agreement, if Mr. Morris’s employment is terminated without “cause,” or if he resigns for “good reason,” he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary, (ii) any unpaid base salary for services previously performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) payment of COBRA premiums until termination or expiration of eligibility for COBRA coverage. If Mr. Morris resigns for good reason, all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement will become 100% vested and immediately exercisable. In the event that we terminate Mr. Morris’ employment without cause, all unvested options that would have been exercisable on the fourth quarterly vesting date following his termination will become vested and exercisable as of the date of termination.

In the addendum, Mr. Morris agreed that his post-acquisition position with us does not constitute “good reason” under his offer letter.

For purposes of Mr. Morris’s employment agreement, “cause” means generally:

•

Willful misconduct, insubordination, or dishonesty in the performance of the executive’s duties or other knowing and material violation of company policies and procedures in effect from time to time which results in a material adverse effect on us;

•

Continued failure of the executive to satisfactorily perform his duties for a period of 60 consecutive days after receipt of written notice that specifically identifies the areas in which the executive’s performance is deficient and the executive fails to cure such acts or omissions within 30 days after receipt of the written notice;

•	Commission by the executive of acts involving dishonesty, moral turpitude, deceit, or fraud that resulted or could reasonably be expected to result in a felony conviction;

•	Current use by the executive of illegal substances that results in a criminal conviction and materially impairs our business, goodwill or reputation; or

•	Any material violation by the executive of the executive’s noncompetition agreement with us that results in a material adverse effect on us.

For purposes of Mr. Morris’s employment agreement, “good reason” means generally:

•	A material reduction in title, status, authority or responsibility;

•	A material reduction in base salary;

•	A material breach of his agreement by us which we do not cure within 20 days following written notice; or

•	A material change in geographic location at which executive must provide services.

Potential Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. For purposes of the table, a qualifying termination of employment is considered “in connection with a change in control” if such involuntary termination without cause or voluntary termination for good reason occurs within the period 12 months, unless otherwise described in the footnotes below, following the “change in control” (as defined in each agreement). Payments and benefits are estimated assuming that the triggering event took place on December 31, 2013. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Accelerating Vesting of Equity ($) (1)
Flint, Peter (2)	$2,543,663
Aggarwal, Prashant (3)	3,440,556
Levine, Paul (4)	3,478,452
Farnedi, Daniele (5)	936,867
Morris, Ian (6)	5,316,615

(1)

Reflects the aggregate market value of unvested option grants, unvested restricted stock unit awards, and unvested performance-based restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested options at December 31, 2013 that would become vested by (ii) the difference between $35.27 and the exercise price of such option.

Outstanding options that have an exercise price in excess of $35.27 are not included in the calculation. For unvested restricted stock unit awards, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2013 that would become vested by (ii) $35.27. As of December 31, 2013, no unvested performance-based restricted stock units were eligible for acceleration, as the performance target for the performance-based restricted stock unit awards had not yet been achieved (and therefore none of the units were eligible to vest or eligible for acceleration). $35.27 reflects the closing price of our common stock on December 31, 2013.
(2)

Mr. Flint’s March 2013 stock option grant provides for 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Flint is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Flint has the same protection for his performance-based restricted stock units and the remainder restricted stock units, except the acceleration would cover 50% of the unvested restricted stock units. As of December 31, 2013, 208,125 shares of common stock subject to Mr. Flint’s options and restricted stock unit awards would have accelerated if his employment had been terminated in connection with a change in control.

(3)

Mr. Aggarwal’s November 2011 stock option grant provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Aggarwal is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Aggarwal’s March 2013 stock option and restricted stock unit grants provide for 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Aggarwal is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Aggarwal has the same protection for his performance-based restricted stock units and the remainder restricted stock units, except the acceleration would cover 50% of the unvested restricted stock units. As of December 31, 2013, 127,065 shares of common stock subject to Mr. Aggarwal’s options and restricted stock unit awards would have accelerated if his employment had been terminated in connection with a change in control.

(4)

Mr. Levine’s May 2011 stock option grant provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Levine is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Levine’s March 2013 stock option and restricted stock unit grants provide for 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Levine is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Levine has the same protection for his performance-based restricted stock units and the remainder restricted stock units, except the acceleration would cover 50% of the unvested restricted stock units. As of December 31, 2013, 117,194 shares of common stock subject to Mr. Levine’s options and restricted stock unit awards would have accelerated if his employment had been terminated in connection with a change in control.

(5)

Mr. Farnedi’s February 2011 and July 2012 stock option grants each provide for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Farnedi is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Farnedi’s March 2013 stock option and restricted stock unit grants provide for 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Farnedi is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Farnedi has the same protection for his performance-based restricted stock units and the time-based restricted stock units granted in May 2013, except the acceleration would cover 50% of the unvested restricted stock units. As of December 31, 2013, 38,034 shares of common stock subject to Mr. Farnedi’s options and restricted stock unit awards would have accelerated if his employment had been terminated in connection with a change in control.

(6)

Mr. Morris’s assumed Market Leader stock option and stock appreciation right grants each provide for 100% acceleration upon a termination for good reason (as defined in the notice of grant). Mr. Morris’s August 2013 retention stock option and restricted stock unit grants each provide for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Morris is involuntarily terminated without “cause” (as defined in the notice of grant) or voluntarily terminates for “good reason” (as defined in the notice of grant). Mr. Morris has the same protection for his performance-based restricted stock units and the remainder restricted stock units. As of December 31, 2013, 182,840 shares of common stock subject to Mr. Morris’s options and restricted stock unit awards would have accelerated if his employment had been terminated in connection with a change in control.

Employee Benefit and Stock Plans

2012 Equity Incentive Plan

Our board of directors initially adopted, and our stockholders approved, the 2012 Plan prior to our IPO. The 2012 Plan became effective on the business day immediately prior to the effective date of the registration statement in connection with our IPO. Our board of directors approved the amendment and restatement of our 2012 Plan in April 2013, which was approved by our stockholders on June 5, 2013. The 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. As of March 31, 2014, a total of 6,935,415 shares of our common stock have been reserved for issuance pursuant to the 2012 Plan. In addition, the shares reserved for issuance under the 2012 Plan include shares returned to the 2005 Plan as the result of expiration or termination of awards (provided that the maximum number of shares that may be added to the 2012 Plan pursuant to this provision is 1,000,000 shares). The number of shares available for issuance under the 2012 Plan will also include an annual increase on the first day of each year, equal to the least of:

•	2,100,000 shares;

•	4% of the outstanding shares of our common stock as of the last day of our immediately preceding year; or

•	such other amount as our board of directors may determine.

Plan Administration. Our board of directors or the compensation committee will administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options. The exercise price of options granted under the 2012 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2012 Plan, the administrator determines the term of all other options. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of our common stock between the exercise date and the date of grant. Subject to the provisions of the 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2012 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2012 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock.

The administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof.

Performance Goals. Awards of restricted stock, restricted stock units, and other incentives under the 2012 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: attainment of research and development milestones; bookings; business divestitures and acquisitions; cash flow; cash position; contract awards or backlog; customer renewals; customer retention rates from an acquired company, business unit, or division; earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes, and net earnings); earnings per share; expenses; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; inventory turns; inventory levels; market share; net income; net profit; net sales; new product development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; product defect measures; product release timelines; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; stock price; time to market; total stockholder return; and working capital. The performance goals may differ from participant to participant and from award to award. Any criteria used may be measured in absolute terms, in combination with another performance goal, in relative terms (i.e., including, but not limited to, results for other periods, passage of time and/or compared to other companies or an index or indices), on a per share basis, against the performance of the company as a whole or a segment of the company and/or on a pre-tax or after-tax basis. In establishing the performance goals and prior to the latest date possible that will not jeopardize compliance with Section 162(m) of the Internal Revenue Code, the administrator will determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal and whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or a basis other than GAAP.

Individual Award Limitations. The 2012 Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to:

Award Type	Annual Number of Shares	Additional Shares in Connection with New Hire*	Maximum Number of Shares
Stock Option	1,000,000	1,000,000	2,000,000
Performance Share	500,000	500,000	1,000,000
Performance Unit	$2,000,000	$2,000,000	$4,000,000
Restricted Stock	500,000	500,000	1,000,000
Restricted Stock Units	500,000	500,000	1,000,000
Stock Appreciation Right	500,000	500,000	1,000,000

*	May be granted in the fiscal year in which the individual’s service to the company (or a parent or subsidiary corporation of the company) first commences.

The administrator will adjust the share limitations in the chart above (but not the cash amounts for performance units) in the event of any adjustment to our shares discussed below (under “Certain Adjustments”).

Outside Directors. The 2012 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2012 Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2012 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2012 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2012 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2012 Plan provides that in the event of a merger or change in control, as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units, and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. The 2012 Plan automatically terminates in 2022, unless we terminate it sooner.

SMT Bonus Plan

Our SMT Bonus Plan, or the Bonus Plan, was adopted by the compensation committee in March 2012. The Bonus Plan allows the compensation committee to provide cash incentive awards to selected executives, officers, or key employees, including our named executive officers, based upon performance goals established by the compensation committee.

Under the Bonus Plan, the compensation committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones; bookings; business divestitures and acquisitions; cash flow; cash position; contract awards or backlog; customer renewals; customer retention rates from an acquired company, business unit, or division; earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes, and net earnings); earnings per share; expenses; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; inventory turns; inventory levels; market share; net income; net profit; net sales; new product development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; product defect measures; product release timelines; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results;

sales growth; stock price; time to market; total stockholder return; working capital; and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit, or company-wide basis. The performance goals may differ from participant to participant and from award to award.

The compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at, or above a participant’s target award, in the compensation committee’s discretion. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

The compensation committee has the authority to amend, alter, suspend, or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2013, we made matching contributions into the 401(k) plan. Our contributions to the 401(k) plan are discretionary and fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	5,524,646	(1)(2)	$13.30	(3)	1,976,815
Equity compensation plans not approved by stockholders	928,186	(4)(5)	16.17	(6)	82,784

Total	6,452,832				2,059,599

(1)

Includes the following plans: Trulia, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and Trulia, Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”). As of December 31, 2013, a total of 5,800,654 shares of our common stock have been reserved for issuance pursuant to the 2012 Plan, which number excludes the 1,463,303 shares that were added to the 2012 Plan as a result of the automatic annual increase on January 1, 2014. In addition, the shares reserved for issuance under the 2012 Plan also include shares returned to the 2005 Plan as the result of expiration or termination of awards (provided that the maximum number of shares that may be added to the 2012 Plan pursuant to this provision is 1,000,000 shares). Our 2012 Plan provides that on January 1st of each year commencing in 2013 and ending on (and including) January 1, 2022, the number of authorized shares for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 2,100,000 shares, (ii) 4% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine.

(2)	Includes 2,888,641 shares that may be issued under restricted stock unit awards as of December 31, 2013.
(3)	Excludes 2,888,641 shares that may be issued under restricted stock unit awards as of December 31, 2013.
(4)

Includes the following plans: Housevalues, Inc. 1999 Stock Incentive Plan, which shares under the plan were assumed by us and the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan, which plan was assumed by us in connection with our acquisition of Market Leader, Inc. in August 2013. No future grants may be made under the Housevalues, Inc. 1999 Stock Incentive Plan. See Note 10 to our audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a description of the Market Leader, Inc. Amended and Restated 2004 Equity Incentive Plan.

(5)	Includes 348,198 shares that may be issued under restricted stock unit awards as of December 31, 2013.
(6)	Excludes 348,198 shares that may be issued under restricted stock unit awards as of December 31, 2013.

Stock Performance Graph

We have presented below the cumulative total return to our stockholders during the period from September 19, 2012 (the date our common stock commenced trading on the NYSE) through December 31, 2013 in comparison to the NYSE Composite Index and NYSE Arca Tech 100 Index. All values assume a $100 initial investment and data for the NYSE Composite Index and NYSE Arca Tech 100 Index assume reinvestment of dividends. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

The information under “Stock Performance Graph” is not deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference in any filing of Trulia under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in those filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2014, for:

•	each of our executive officers named in the 2014 Summary Compensation Table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities;

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2014 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 36,917,277 shares of our common stock outstanding as of March 31, 2014. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Peter Flint (1)	2,275,571	6.1%
Prashant Aggarwal (2)	165,890	*
Paul Levine (3)	180,506	*
Daniele Farnedi (4)	167,349	*
Ian Morris (5)	101,759	*
Erik Bardman (6)	18,375	*
Theresia Gouw (7)	84,671	*
Daniel Stephen Hafner (8)	1,094	*
Sami Inkinen (9)	794,053	2.2%
Robert Moles (10)	63,175	*
Gregory Waldorf (11)	9,393	*
All executive officers and directors as a group (12 persons) (12)	3,887,795	10.5%
5% Stockholders:
Caledonia (Private) Investments Pty Limited (13)	7,404,507	20.1%
Citadel Advisors (14)	2,776,878	7.5%
FMR LLC (15)	2,116,639	5.7%
JP Morgan Chase & Co. (16)	2,620,299	7.1%
Morgan Stanley (17)	1,944,793	5.3%
Wellington Management Company, LLP (18)	3,072,392	8.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of (i) 1,455,437 shares held of record by Mr. Flint, (ii) 426,705 shares held of record by the Peter Flint 2 Year Grantor Retained Annuity Trust for which Mr. Flint serves as trustee, and (iii) 393,429 shares subject to outstanding options which are exercisable as of May 30, 2014. Mr. Flint has sole voting and investment power with respect to the shares held in the Peter Flint 2 Year Grantor Retained Annuity Trust.

(2)

Consists of (i) 7,165 shares held of record by Mr. Aggarwal, (ii) 156,615 shares subject to outstanding options, all of which are exercisable as of May 30, 2014, 55,876 of which will be vested as of May 30, 2014, and (iii) 2,110 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(3)

Consists of (i) 39,355 shares held of record by Mr. Levine, (ii) 140,213 shares subject to outstanding options which are exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014, and (iii) 938 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(4)

Consists of (i) 3,320 shares held of record by Mr. Farnedi, (ii) 163,209 shares subject to outstanding options which are exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014, and (iii) 820 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(5)

Consists of (i) 14,212 shares held of record by Mr. Morris, (ii) 76,610 shares subject to outstanding options or SARs which are exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014, and (iii) 10,937 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(6)	Consists of 18,375 shares subject to an outstanding option which is exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014.
(7)

Consists of (i) 7,391 shares of common stock owned by Ms. Gouw, (ii) 47,666 shares held of record by the SGLG 2013 T GRAT Trust UA 08/01/2013 (the “GRAT Trust”) for which Ms. Gouw serves as trustee; (iii) 17,829 shares held of record by the Theresia Gouw Ranzetta Accel IX Grat Trust (the “Accel Grat Trust,” and together with the GRAT Trust, the “Gouw Trusts”), (iv) 10,500 shares subject to outstanding options which are exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014, and (v) 1,285 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014. Ms. Gouw has sole voting and investment power over the Gouw Trusts’ shares.

(8)	Consists of (i) 729 shares held of record by Mr. Hafner and (ii) 365 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.
(9)	Consists of (i) 783,553 shares held of record by Mr. Inkinen and (ii) 10,500 shares subject to outstanding options all of which will be vested as of May 30, 2014.
(10)	Consists of 63,175 shares subject to outstanding options which are exercisable as of May 30, 2014, all of which will be vested as of May 30, 2014.
(11)

Consists of (i) 4,037 shares held of record by GLW 2004 Revocable Trust dated 11/15/2004 for which Mr. Waldorf serves as trustee; and (ii) 5,356 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(12)

Consists of (i) 2,816,477 shares held of record by our current directors and executive officers, (ii) 1,049,039 shares subject to outstanding options which are exercisable as of May 30, 2014, 948,300 of which will be vested as of May 30, 2014, and (iii) 22,279 shares of common stock issuable upon the settlement of RSUs releaseable within 60 days of March 31, 2014.

(13)

According to a Schedule 13G/A filed on February 14, 2014, Caledonia (Private) Investments Pty Limited owns 7,404,507 shares of our common stock. The principal address of Caledonia (Private) Investments Pty Limited is Level 7, Gold Fields House, 1 Alfred Street, Sydney NSW 2000, Australia.

(14)

According to a Schedule 13G/A jointly filed on February 14, 2014 by Citadel Advisors LLC, Citadel Advisors Holdings II LP (“CAH2”), Citadel GP LLC (“CGP), and Mr. Kenneth Griffin (collectively with Citadel Advisors LLC, CAH2 and CGP, the “Citadel Advisors”) with respect to shares of common stock (and options to purchase and/or other securities convertible into common stock) of Trulia owned by Citadel Equity Fund Ltd., a Cayman Islands limited company, Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company, Surveyor Capital Ltd., a Cayman Islands limited company, and Citadel Securities LLC, a Delaware limited liability company, Citadel Advisors LLC and CAH2 owns 2,726,595 shares of our common stock and CGP and Mr. Griffin own 2,776,878 shares of our common stock. The principal address of the Citadel Advisors is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(15)	According to a Schedule 13G filed on February 14, 2014, FMR LLC owns 2,116,639 shares of our common stock. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(16)

According to a Schedule 13G filed on February 4, 2014, JPMorgan Chase & Co. owns 2,620,299 shares of our common stock. The principal address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017.

(17)	According to a Schedule 13G filed on March 27, 2014, Morgan Stanley owns 1,944,793 shares of our common stock. The principal address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(18)

According to a Schedule 13G/A filed on February 14, 2014 Wellington Management Company, LLP owns 3,072,392 shares of our common stock. The principal address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2013 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transition Agreement

We entered into a transition agreement and release with Sami Inkinen, our former President, dated March 28, 2012. The agreement provides that Mr. Inkinen’s employment terminated on March 31, 2012 and in consideration for executing a release, Mr. Inkinen received: (1) continuing payments of his then-current base salary for six months; (2) continued eligibility to receive the rollover bonus described above on a pro-rated basis, subject to achievement of the 2012 performance measures; (3) reimbursement for mobile phone, voice, and data service expenses, up to $200 per month, for six months; and (4) COBRA reimbursements for a period of six months, or until Mr. Inkinen has secured other employment and has become eligible for health benefits from such new employer, whichever occurs first.

As a part of the transition agreement, Mr. Inkinen agreed to continue to serve as a member of our board of directors until at least December 31, 2013. We will reimburse Mr. Inkinen for reasonable travel and other incidental expenses approved by us related to director service, so long as Mr. Inkinen provides us with appropriate receipts or other relevant documentation.

Letter Agreements

In January 2012, we entered into a letter agreement with Gregory Waldorf confirming his agreement to serve as the lead independent director of our board of directors. Pursuant to the letter agreement, in February 2012, our board of directors granted to Mr. Waldorf a stock option to purchase 24,500 shares of common stock at a price per share of $6.81, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Waldorf is fully vested. In addition, pursuant to the letter agreement, we also paid Mr. Waldorf a cash bonus of $25,000 in April 2012, and agreed to reimburse him for reasonable travel and incidental expenses that we approve. Additionally, in July 2012, our board of directors granted to Mr. Waldorf a stock option to purchase 24,500 shares of common stock at a price per share of $16.53, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Waldorf is fully vested.

In May 2012, we entered into a letter agreement with Erik Bardman confirming his agreement to serve on our board of directors and as the chairman of our audit committee. Pursuant to the letter agreement, our board of directors granted to Mr. Bardman a stock option to purchase 24,500 shares of our common stock at a price per share of $13.32, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Bardman is fully vested.

Investor Rights Agreement

On May 8, 2008, we entered into a Third Amended and Restated Investor Rights Agreement with the holders of our outstanding convertible preferred stock, including entities affiliated with Accel Partners, Fayez

Sarofim Investment Partnership, and Sequoia Capital, which each held more than 5% of our outstanding capital stock at the time of our initial public offering, and Peter Flint and Sami Inkinen, our co-founders. As of February 24, 2014, the holders of an aggregate of 2,795,920 shares of our common stock are entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them under the Securities Act of 1933, as amended.

Executive Confirmatory Employment Letter and Offer Letter Agreements

We have entered into confirmatory employment letter and offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Confirmatory Employment Letter and Offer Letter Agreements” for more information regarding these agreements.

Other Transactions

We have granted stock options to our executive officers and certain of our directors. See the sections titled “Executive Compensation—2013 Grants of Plan-Based Awards” and “Board of Directors and Corporate Governance—Non-Employee Director Compensation” for a description of these options.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control” for more information regarding these agreements.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2013, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2013, all Section 16(a) filing requirements were satisfied on a timely basis, except that one form to report exercise of options for Mr. Levine and one form to report the exercise and same day sale of options for Mr. Farnedi were filed late because of an inadvertent administrative error. Such late filings did not result in any liability under Section  16(b) of the Securities Exchange Act of 1934, as amended.

2013 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2013 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.trulia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Trulia, Inc., 116 New Montgomery Street, San Francisco, California 94105.

*            *            *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 22, 2014

VOTE BY INTERNET - www.proxyvote.com
TRULIA, INC. 116 NEW MONTGOMERY STREET SUITE 300 SAN FRANCISCO, CA 94105

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time June 2, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time June 2, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Directors 1a, 1b, and for proposals 2 and 3.

		For		Abstain
1a	Theresia Gouw	☐		☐

1b	Sami Inkinen	☐		☐

		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

3	Such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PROXY

TRULIA, INC.

Proxy for Annual Meeting of Stockholders

June 3, 2014, 8:30 AM

The undersigned stockholder of Trulia, Inc., a Delaware corporation (“Trulia”), hereby appoints Peter Flint and Prashant “Sean” Aggarwal, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Trulia to be held on Tuesday, June 3, 2014 at 8:30 a.m., Pacific Time at Trulia’s corporate offices located at 116 New Montgomery, San Francisco, California 94105 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Trulia held of record by the undersigned at the close of business on April 9, 2014, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRULIA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2014 (THE “ANNUAL MEETING”), IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS.

Continued and to be signed on reverse side

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